Exhibit 99.1


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CONTACT:                         -OR-           INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.                         The Equity Group Inc.
Robert K. Lifton                                Adam Prior       (212) 836-9606
Chairman & CEO                                  Devin Sullivan   (212) 836-9608
(212) 935-8484

                  MEDIS TECHNOLOGIES CHAIRMAN PROVIDES UPDATES
           OF SALES AND PRODUCTION PROGRAMS FOR MEDIS 24/7 POWER PACK

New York, NY - October 11, 2006 - Medis Technologies Ltd. (NASDAQ:MDTL) today announced a letter to the Company's shareholders from its Chairman and CEO, Robert K. Lifton. The letter is included in its entirety below:

Dear Fellow Shareholders,

Yesterday afternoon we held a previously announced meeting at which our President, Jacob Weiss, and our Chief Technology Officer, Gennadi Finkelshtain, presented to invited guests Medis' new programs for developing fuel cells for laptop computers and standby power for homes and offices. Those were the programs that were presented last week to OEMs and others in those fields and were discussed in detail in our press release on October 5, 2006. At yesterday's meeting, I also had the opportunity to discuss the state of Medis' programs for marketing and producing the 24/7 Power Pack. I believe you will be interested in the information that was conveyed in yesterday's meeting.

Sales Programs

Our sales program is moving forward at a brisk pace. Our short-term focus is on sales of Power Pack products to come off our semi-automated line based in Israel once we have completed certification by the Underwriter Laboratories (UL) certification. We are already in the process of choosing from a number of interested retail establishments where are the best outlets to offer Power Packs in order to achieve the maximum exposure. Once the Power Packs are available for sale to the public, there are a number of media opportunities that become available from which we will seek to benefit. We are planning all of this activity to continue to build up demand for Power Packs from our fully automated line currently being constructed by Ismeca, to be placed in Ireland and operated by Celestica, as discussed below.

We are fortunate that our sales program has been helped by three current developments. The first relates to the continued additions to the capabilities being added to mobile devices. Increasingly, enterprise market customers are expanding their use of smart phones carrying sophisticated software like Microsoft's Windows mobile 5.0 or Symbion. As cited in The Economist (December 23-29, 2006 Technology Review, p.38) according to the Gartner Group "some 100 million smartphones will be sold this year." This is consistent with Microsoft's stated expectation that its software will be in about 100 million smart phones by the end of 2007. This is a market that we believe is most needful of our 24/7 Power Pack to provide the power required to achieve the productivity desired from these devices. This conclusion has been fully borne out by meetings of our marketing staff with representatives of mobile service providers and other companies active in that field.

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Medis Technologies Ltd.                                                   Page 2
October 11, 2006

We also regularly read about multimedia devices in the consumer markets offering added capabilities in music and video and, recently, on location through GPS. The increase in the availability of content on multimedia devices, particularly through social networking sites like MySpace and YouTube, has resulted in more viewers. This inevitably is leading to programs to deliver advertising to those viewers. However, as I pointed out in a speech I made earlier this month at an Adforum conference before a number of leaders in the advertising agency field:
"One major matter that has not been discussed seriously is the power to keep the mobile devices functioning long enough to allow the user to access the content, thereby being exposed to the advertising and also use the mobile device for the purpose it was originally purchased, namely to make calls as a cell phone, or to listen to music, for example."

The second factor is the recent spate of reported battery explosions and other battery problems so which may imply that the lithium ion battery used in these devices has been pushed as far as it is safe. Experts tell us that consumers cannot expect power for devices from lithium ion batteries to be expanded significantly so that the consumer cannot look to more powerful lithium ion batteries to remedy the shortfall in battery life.

The third factor is that just recently we have seen one of the most advanced chargers come on the market from Energizer using two of its most powerful and expensive disposable lithium batteries, which reflects the market need for portable power.

We believe that our 24/7 Power Pack uniquely offers the ability to provide 20 watt/hours to charge a broad variety of hand-held devices, including smartphones, and does so safely, with no discernable heat and at an attractive cost model. Happily, for disposal purposes, it is also more environmentally green than batteries which have metal in them. I might add, too, that based on public disclosures about the status of other fuel cell efforts, we are not aware of any that appear to be able to compete with the Medis 24/7 Power Pack.

As you know, our strategy has been to place the Medis 24/7 Power Packs in the hands of hundreds of users so that they can experience them, first hand. We believe that this process has served us quite well with the result that some of the world's largest service providers, software companies, OEMs and retail outlets are already expressing interest in becoming customers for our Power Pack when it is ready for sale. Our job now is to translate all of this interest into concrete action that will allow us to develop a clear picture of what we can expect in purchases from these sources. Based on our conversations, we believe an important catalyst for orders will be completion of the UL certification. We have heard from a number of our potential customers that they, too, would like to carry out testing when we are ready and completed UL tests. As we have reported, we have started the UL process already and Mr. Finkelshtain has reported to me that our technology is fully ready for the final stages of testing which we hope can be completed next month.

The Fully Automated Line and Production Program

As we move closer to large scale production, the elements of our production line and production time table come into much clearer focus. First, it helps to visualize what is involved in our fully automated production line. This line consists of the fuel facility and three assembly zones with a total of fourteen stations, connected by a conveyor system. If it were stretched out straight would be 180 meters long (164 yards) - the length of nearly two football fields. It is designed to be capable of producing 1.5 million Power Packs a month, operating on four shifts with only ten operators per shift. Clearly, one of our key objectives in developing the automation program for this line was to sharply reduce any reliance on people power.

In parallel to Ismeca constructing the fully automated line, we have other contractors constructing other important high volume feeder lines to the automated line - like the fuel production and electrode framing lines. I recently reviewed the status of all of this development with the CEO of Ismeca and Mr. Finkelshtain. The timetable they have



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Medis Technologies Ltd.                                                   Page 3
October 11, 2006

presented calls for having 40% of the line completed next week, 90% of the line completed by the end of November, when the dry run will also begin; and having the line completed and ready for validation by the end of 2006. On this schedule, validation of the line will begin in January of 2007. Validation and training of Celestica's personnel is expected to be completed in the second half of March 2007. At that point, we have two options. If there is a compelling reason, for example an immediate customer need, that line could go into operation to produce about 300,000 to 500,000 Power Packs during the next month. A more likely scenario is that the line will be disassembled (estimate one week) and transported by ship (estimate three weeks) to Celestica's facility in placecountry-regionIreland where the line will be reassembled and retested by Celestica and then put into operation. That process should allow the line to go on-stream in May 2007.

During this period, we will continue to operate our semi-automated line in Israel capable of producing 30,000 Power Packs per month. Although the cost per Power Pack on that line is higher, it may lend itself to certain customers who are willing to pay more for immediate availability or special orders.

More Powerful Fuel Cells for Laptop Computers and Stand-by Power for Small Offices and Homes

As noted above, our October 5th press release discussed the presentation by Mr. Finkelshtain, together with Mr. Weiss, of the programs for developing refuelable cartridge fuel cells for laptop computers and one to two kilowatt refuelable fuel cells for standby power for small offices and homes. These programs offer valuable opportunities for our Company to expand its capabilities to address areas where the need and demand for efficient power are pressing. For years, laptop computer OEMs have been looking for a solution to power requirements that is small, attractively priced and does not create significant heat. As for the one to two kilowatt product, that could be an attractive product for China and India as well as countries in Africa and many other parts of the world which sorely need an efficient and inexpensive power solution for their citizenry. And, of course, standby power for homes and offices in more affluent countries, like ours, is clearly growing with the increasing pressure on electrical grids to keep up with power requirements.

I hope you share with me the excitement of our Company's progress as we move forward to placing our 24/7 Power Pack on the market and start to develop future generations of fuel cell products based on our platform technology.

Sincerely,
Robert K. Lifton
Chairman & CEO

Medis Technologies' primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets, service providers and to the military and other markets. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity. Additionally, Medis' product pipeline includes other technologies, in varying stages of development.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called "forward-looking statements" by words such as "may," "will," "should," "expects," "plans," "targets," "believes," "anticipates," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a

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Medis Technologies Ltd.                                                   Page 4
October 11, 2006

result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis' web site at www.medistechnologies.com.

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